Exhibit 11

                                               Ford Motor Company and Subsidiaries

                                   COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                    -----------------------------------------------------------
                                IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
                                 ----------------------------------------------------------------



                                                                  First Quarter 1995                    First Quarter 1994
                                                             -------------------------------     -------------------------------
                                                                               Income                              Income
                                                            Avg. Shares     Attributable        Avg. Shares     Attributable
                                                             of Common        to Common          of Common        to Common
                                                            and Class B   and Class B Stock     and Class B   and Class B Stock
                                                                           -----------------                   -----------------
                                                               Stock                  Per           Stock                Per
                                                            Outstanding    Total     Share      Outstanding    Total    Share
                                                             -----------   -------   -------     -----------   -------  -------
                                                               (Mils.)     (Mils.)                (Mils.)      (Mils.)

Preliminary Earnings Per Share Calculation                     1,025      $1,478     $1.44         1,000       $832     $0.83

 I. Primary Earnings Per Share
    --------------------------
    . Assuming exercise of options                                34                                  44
    . Assuming purchase of shares with proceeds of options       (20)                                (24)
    . Assuming issuance of shares contingently issuable            2                                   2
    . Uncommitted ESOP shares                                     (4)                                 (6)
                                                               -----                               -----
        Net Common Stock Equivalents                              12                                  16
                                                               -----                               -----

    Primary Earnings Per Share Calculation                     1,037      $1,478     $1.43 a/      1,016       $832     $0.82 a/
                                                               =====      ======     =====         =====       ====     =====

II. Fully Diluted Earnings Per Share
    --------------------------------

    Primary Earnings Per Share Calculation                     1,037      $1,478     $1.43         1,016       $832     $0.82

    . Assuming conversion of convertible preferred stock         150          48 b/                  150         48 b/
    . Reduction in shares assumed to be purchased
       with option proceeds c/                                     1                                   0
                                                               -----      ------                   -----       ----

    Fully Diluted Earnings Per Share Calculation               1,188      $1,526     $1.28         1,166       $880     $0.75
                                                               =====      ======     =====         =====       ====     =====



- - - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings
   Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion. c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.


Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                                      -19-